Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, (the “Agreement”) is made and entered into by and between Napster, LLC, formerly Duet GP, (the “Company”), and Michael J. Bebel (“Executive”) (collectively, “the Parties”) effective as of May 22, 2003.

WHEREAS, Executive is the President and Chief Operating Officer of the Company;

WHEREAS, the terms and conditions of Executive’s employment with the Company are set forth in an employment agreement dated January 1, 2000 between Executive and Universal Music Group, Inc.; an amendatory agreement dated April 1, 2001 between Executive, Universal Music Group, Inc., and Duet GP; a second amendatory agreement dated July 10, 2002 between Executive and Duet GP; and a third amendatory agreement dated May 17, 2003 between Executive and Duet GP (collectively, the “Bebel/Duet GP Employment Agreement”);

WHEREAS, the Parties believe it is in their mutual interest to set forth the terms and conditions of Executive’s employment with the Company anew and in one, fully-integrated agreement; and

WHEREAS, this Agreement shall govern the employment relationship between the Parties from and after the date stated above and supersedes and negates all previous agreements made between the Parties, whether written or oral, including, but not limited to, the Bebel/Duet GP Employment Agreement, relating to Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises and covenants contained below, the Parties agree as follows:

1. Term. The term of this Agreement will commence on January 1, 2000, and continue until March 31, 2004, unless earlier terminated pursuant to the provisions of Sections 4 or 5 (the “Initial Term”).

(a) Option. The Company will have an irrevocable option (the “Option”), exercisable at its sole discretion, to extend the Initial Term, from April 1, 2004, through and including March 31, 2005, upon all the same terms and conditions as during such preceding Initial Term (the “Option Year”). Such option is exercisable by written notice given not later than February 1, 2004. In the event the Company does not exercise the Option, the Agreement shall expire on March 31, 2004, and be treated for all purposes under this Agreement as an Involuntary Termination (defined below).

(b) Renewal. In the event the Company does exercise the Option, on April 1, 2005, and each April 1 thereafter, this Agreement shall automatically renew for successive one (1) year periods until terminated by either party pursuant to the terms of this Agreement (each renewal period shall be referred to as a “Renewal Year”). In the event the Company elects not to renew the term of this Agreement for any Renewal Year, the Agreement shall expire on March 31st of the then-current Option Year or Renewal Year, as applicable, and be treated for all purposes under this Agreement as an Involuntary Termination. The Company must notify Executive in writing no later than February 1st of its election not to extend the term for any Renewal Year.

2. Duties. The Company hereby employs Executive, and Executive accepts employment, as the Company’s President and Chief Operating Officer. In that capacity, Executive shall at all times be the most senior executive officer of Company, except that the Chief Executive Officer of Roxio, Inc. (“Roxio”) may serve as an officer of the Company in a more senior executive position than Executive. Executive at all times shall report directly to the Chief Executive Officer of Roxio, either in the aforesaid Chief Executive Officer’s capacity of Chief Executive Officer of Roxio or an officer of the Company and will perform such services requested from time to time by the aforesaid Chief Executive Officer as are commensurate with the position, title, and stature of a “President and Chief Operating Officer.”

3. Compensation and Related Matters.

(a) Base Salary. For all services rendered under this Agreement, commencing April 1, 2001, the Company will pay Executive base salary at an annual rate of Five Hundred Twenty Five Thousand and 00/100 Dollars ($525.000.00), payable in accordance with the Company’s applicable payroll practices (“Base Salary”). The Base Salary shall be increased annually on the first day of each calendar year during Executive’s employment under this Agreement, including any Renewal Year, to reflect the applicable cost-of-living adjustment for the New York Index for Urban Wage Earners and Clerical Workers (collectively, the “COLA” increases). If the Company exercises its Option pursuant to Section 1(a) above, the Base Salary will be increased to $700,000 at the beginning of the Option Year and will be subject to COLA increases as provided above during each Renewal Year thereafter. Any higher Base Salary paid to Executive subsequently will be deemed the annual rate for the purposes of this Agreement and will commence on the date determined by the Board of Directors of Roxio (the “Board”) or its duly authorized officers.

The Company is not obligated to actually utilize Executive’s services, and payment as described in Sections 4(a) and 5(b) will discharge the Company’s obligation under this Agreement.

(b) Annual Incentive Plan. Executive will participate in the Company’s Annual Incentive Plan or any plan adopted in replacement thereof as determined by Roxio’s Board and in accordance with such plan’s terms and conditions. Executive’s bonus under the Annual Incentive Plan (including for the last full or partial calendar year of the employment) will be paid approximately ninety (90) days (but not more than 100 days) after the end of the calendar year in which earned. Executive’s target bonus for each full calendar year through 2001 will be $150,000, with such target (and any actual bonus paid) being proportionately decreased for any partial calendar year. For calendar years after 2001, Executive’s target bonus shall be $200,000. Executive’s target bonus for any partial calendar years of employment will be a pro rata portion of $200,000, which also shall be earned and paid on a calendar-year basis except as provided below. Executive’s total bonus opportunity under the Annual Incentive Plan for more than satisfactory performance may exceed 100% of Executive’s target (and, to the extent Executive’s objectives are not achieved, may be less than Executive’s target) and shall be up to 200% of Executive’s target to the extent Executive achieves extraordinary performance. Notwithstanding anything else contained herein, for the partial calendar year at the end of the Initial Term, the Option Year, or any Renewal Year (January 1 to March 31 of the applicable year), which period being hereinafter referred to as the “AIP Stub Period”, Executive’s actual bonus under the Annual Incentive Plan will be an amount equal to 25% of Executive’s then applicable target bonus and will be paid not later than 30 days after the end of the AIP Stub Period. Subject to Sections 4 and 5 of this Agreement and the immediately preceding sentence, (1) Executive’s target bonus is not a guaranteed bonus or any other form of guaranteed compensation, and (2) Executive’s actual bonus under the Company’s Annual Incentive Plan, if any, will be based upon a measurement of performance against objectives in accordance with the terms and conditions of the Company’s Annual Incentive Plan, as the same may be amended from time to time. The objectives against which Executive’s performance will be measured for purposes of Executive’s Annual Incentive Plan bonus shall be set in good faith by Roxio’s Board prior to the commencement of each calendar year. The Executive acknowledges that the failure to establish such objectives for calendar year 2001 prior to the commencement of that year was not a breach of this Agreement.

(c) Guaranteed Bonus. In the event that the actual bonus under the Annual Incentive Plan received by Executive in respect of any calendar year occurring during the Initial Term, the Option Year (if the Option is exercised by the Company), or any Renewal Year does not exceed $100,000 (or a pro rata portion thereof for any partial calendar year), pre tax (the “Guaranteed Bonus”), then the Company shall pay Executive the amount by which the Guaranteed Bonus (or the applicable pro rata portion thereof) exceeds Executive’s actual bonus under the Annual Incentive Plan on the applicable payment date for Executive’s Annual Incentive Plan bonus for the applicable calendar year (or portion thereof, as applicable).

(d) Long Term Incentive Plan. Executive will participate in the Company’s Long Term Incentive Plan (the “LTIP”) or any plan adopted in replacement thereof as determined by Roxio’s Board and in accordance with such plan’s terms and conditions. Executive’s target bonus for the LTIP for each full calendar year during employment under this Agreement will be $100,000, with such target (and any actual bonus paid) being proportionately decreased for any partial calendar year. Executive’s total bonus opportunity under the LTIP for more than satisfactory performance may exceed 100% of Executive’s target (and, to the extent Executive’s objectives are not achieved, may be less than Executive’s target) and shall be up to 150% of Executive’s target to the extent Executive achieves extraordinary performance. The objectives against which Executive’s performance will be measured for purposes of Executive’s LTIP bonus shall be set in good faith by Roxio’s Board prior to the commencement of each calendar year. The Executive acknowledges that the failure to establish such objectives for calendar year 2001 prior to the commencement of that year was not a breach of this Agreement. Notwithstanding anything else contained herein, for the partial calendar year at the end of the Initial Term, the Option Year, or any Renewal Year (January 1 to March 31 of the applicable year) such applicable period being herein referred to as the “LTIP Stub Period”, Executive’s actual bonus under the LTIP will be an amount equal to 25% of Executive’s then applicable target bonus and will vest on the last day of the LTIP stub period and be paid not later than 30 days after the end of the LTIP Stub Period. Subject to the immediately preceding sentence, (1) Executive’s target bonus is not a guaranteed bonus or any other form of guaranteed compensation, and (2) Executive’s actual bonus under the Company’s LTIP, if any, will be based upon a measurement of performance against objectives in accordance with the terms and conditions of the LTIP, as the same may be amended from time to time. With respect to each calendar year of employment under this Agreement, Executive’s actual LTIP bonus shall be determined at the end of such calendar year and the remaining unpaid balance thereof for such calendar year shall vest in equal 25% installments over a period of four years on the last day of each calendar year. The Company shall pay Executive’s vested LTIP installments within 100 days after the vesting date. The unvested portion of Executive’s LTIP bonus shall be forfeited and shall not be paid if Executive’s employment with the Company is terminated by Executive voluntarily (other than for Good Reason) or by the Company for Cause on or prior to the last day of the calendar year in which such payment vests. Notwithstanding anything to the contrary in this Agreement, if Executive’s employment with the Company is terminated by Executive for Good Reason, by the Company without Cause, by reason of Executive’s death, by the Company because of Executive’s Disability, or by reason of the expiration of the term of this Agreement provided that such expiration is not the result of the exercise by Executive of the Executive’s Non-renewal Election (defined below), the unvested portion of Executive’s LTIP bonus shall continue to vest and be paid in accordance with the schedule set forth herein. (By way of example and not limitation, if Executive’s actual LTIP bonus for 2001 is $100,000, Executive will receive $25,000 of such bonus within 100 days after December 31, 2001, $25,000 of such bonus within 100 days after December 31, 2002, $25,000 of such bonus within 100 days after December 31, 2003, and $25,000 of such bonus within 100 days after December 31, 2004 unless and until Executive’s employment with the Company is terminated by Executive voluntarily (other than for Good Reason) or by the Company for Cause, in which case Executive shall no longer be entitled to continue receiving unvested installments of such LTIP bonus. For purposes of the immediately preceding example, if Executive were to resign Executive’s employment without Good Reason on December 29, 2003, Executive would only receive installments equal to $50,000 of the total $100,000 LTIP bonus Executive earned for 2001.)

(e) Benefits. Executive shall be eligible to participate in all plans now existing or adopted in the future for the general benefit of the Company employees, which benefits shall be comparable to the benefits generally provided by the Company for its other comparable executives, such as investment funds, and group or other insurance plans and benefits (including, without limitation, medical insurance), as provided in the benefits handbook provided to all the Company employees, and subject to the provisions of such plans in effect from time to time. The Company reserves its right to modify, suspend or discontinue any and all such benefits at any time without recourse by Executive, provided that any such modification, suspension or discontinuance shall also apply to other executives in positions similar to Executive’s. Other than a 401(k) plan, the Company will not have a pension plan. Executive will be entitled to vacation with pay during employment under this Agreement in accordance with the Company’s vacation policy in effect from time to time; provided, however, that Executive shall be entitled to not less than four (4) weeks of paid vacation in each calendar year.

(f) Expense Reimbursements. During Executive’s employment, the Company will reimburse Executive for Executive’s reasonable and necessary business expenses in accordance with its then prevailing policy for similarly situated employees (which will include appropriate itemization and substantiation of expenses incurred).

(g) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as will be required to be withheld pursuant to any applicable laws or regulations and any other amount authorized by Executive.

4. Compensation Upon Certain Termination Events.

(a) Compensation Payable. Should Executive’s employment with the Company terminate for Cause, voluntarily without Good Reason, or because of Executive’s Disability or Death, Executive will be entitled to the amounts and benefits shown on the following table, subject to Sections 4(b) through 4(d). In the event of such termination, and except for payments noted in this Section 4 and in Section 3(d), the Company will have no further obligations to Executive under this Agreement.

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Termination for Cause/Voluntary Termination Without Good Reason	Disability	Death
Payment of (1) any accrued but unpaid Base Salary due Executive through termination, (2) any accrued but unpaid vacation pay at the end of the term, and (3) other unpaid amounts then due Executive under Company benefit plans or programs.	Executive’s Base Salary and payment of a pro rata Guaranteed Bonus for the calendar year in which such event occurs will continue until the earliest of (1) the 180th day following the start of Executive’s disability absence, or (2) Executive’s death, and will be reduced by other Company-provided disability benefits available to Executive. Payment of (1) any accrued but unpaid Base Salary and, without duplication, pro rata Guaranteed Bonus due Executive for the current calendar year through termination and, if such event occurs after the last day of the prior calendar year but prior to the payment date for Executive’s Annual Incentive Plan bonus for such prior year, Executive’s accrued unpaid Annual Incentive Plan bonus for the prior calendar year, and (2) other unpaid amounts then due Executive under Company benefit programs.	Payment of (1) any accrued but unpaid Base Salary and pro rata Guaranteed Bonus (for the current calendar year) due Executive through Executive’s date of death and, if such event occurs after the last day of the prior calendar year but prior to the payment date for Executive’s Annual Incentive Plan bonus for such prior year, Executive’s accrued unpaid Annual Incentive Plan bonus for the prior calendar year, and (2) other unpaid amounts then due Executive under Company benefit plans or programs, except that those payments will be made to Executive’s estate or legal representatives, and Executive’s death benefits payable due to Executive’s death under Company employee benefit plans or programs will also be paid.

(b) Termination for Cause. The Company may terminate Executive’s employment for Cause at any time without advance notice. “Cause” will mean only:

(i) Executive’s willful and material failure to perform Executive’s duties or Executive’s willful and material breach of the terms of this Agreement, which is not remedied by Executive within 30 days after receipt of written notice from the Company specifically delineating each claimed failure or breach and setting forth the Company’s intention to terminate Executive’s employment if the failure or breach is not duly remedied;

(ii) Executive’s willful and material failure to comply with Company policies of which Executive is, or reasonably should be, aware, which is not remedied within 30 days of Executive’s receipt of written notice from the Company specifically delineating each claimed failure and setting forth the Company’s intention to terminate Executive’s employment if such failure is not duly remedied in the reasonable determination of the Company following a full, good faith investigation; or

(iii) Executive’s conviction of a felony;

In the event that the Company terminates Executive’s employment for Cause, the payments and benefits required by Section 4(a) of the Employment Agreement will be made.

(c) Termination for Disability. The Company may terminate Executive’s employment on account of a Disability and the payments required by Section 4(a) will be made. Executive will be deemed to have a “Disability” if Executive is incapacitated by a physical or mental condition, illness or injury which has prevented Executive from being able to perform the essential duties of Executive’s position under this Agreement in a satisfactory fashion for all of a consecutive 180-day period. Any dispute regarding whether Executive has incurred a “Disability” shall be resolved by an independent medical doctor mutually agreeable to the Company and Executive.

(d) Death. If Executive dies while employed under this Agreement, the payments required by Section 4(a) will be made.

5. Involuntary Termination; Executive Non-Renewal. The Company may terminate Executive’s employment at any time, without Cause, upon thirty (30) days’ written notice. If Executive’s employment is terminated by the Company without Cause (including, but not limited to, as otherwise provided in Sections 1(a) or (b) above), or by Executive for Good Reason, as defined herein, (each, an “Involuntary Termination”) Executive shall be entitled to the compensation set forth in this Section.

(a) Executive may terminate Executive’s employment voluntarily for Good Reason. “Good Reason” means the occurrence of any of the events in the immediately succeeding sentence, which is not remedied within 30 days after receipt of written notice from Executive specifically delineating each such event which Executive claims is a breach of this Agreement and setting forth Executive’s intention to terminate this Agreement if such breach is not duly remedied. “Good Reason” will mean only:

(i) Executive’s removal from the position of President and Chief Operating Officer of the Company (other than in connection with Executive’s promotion to a more senior level);

(ii) Executive being required to report to a person other than the Chief Executive Officer of Roxio or to a person other than Roxio’s Board;

(iii) a reduction in Executive’s Base Salary or Guaranteed Bonus or a reduction in the target for Executive’s Annual Incentive Plan bonus or LTIP bonus;

(iv) a change in the location at which Executive performs Executive’s primary duties from New York, New York;

(v) a material diminution of Executive’s duties, responsibilities or authority (including Executive’s position as the most senior officer of the Company other than the Chief Executive Officer of Roxio to the extent such person is an officer of the Company) without Executive’s consent; or

(vi) a willful, intentional and material breach by the Company of the material terms of this Agreement.

(b) If Executive’s employment is terminated by an Involuntary Termination, then:

(i) Executive shall receive within five (5) days following such termination, as a lump sum, an amount (the “Lump Sum Payment”) equal to the aggregate of (x) one (1) year of Executive’s then-current Base Salary and Guaranteed Bonus, (y) any vacation pay that has accrued to that date and is otherwise payable under the Company’s policies, and (z) other unpaid amounts then due Executive under Company benefit plans or programs.

(c) In the event of any Involuntary Termination, this Section of the Agreement will apply in place of any Company severance policies that might otherwise be applicable, Executive’s sole remedy shall be to receive the payments expressly prescribed in this Section and in Section 3(d) of the Agreement and the Company will have no obligation to make any payments to Executive except those expressly prescribed in this Section and in Section 3(d) of the Agreement.

(d) Without limiting the generality of the foregoing, Executive may also terminate Executive’s employment by giving written notice prior to the end of the Option Year or of any Renewal Year advising the Company that Executive does not intend to renew the Term of this Agreement for the next Renewal Year (“Executive’s Non-Renewal Election”). If Executive exercises Executive’s Non-Renewal Election, Executive shall be entitled to payment through the end of the respective Option Year or Renewal Year of: (i) any accrued but unpaid Base Salary, (ii) any accrued but unpaid vacation pay, (iii) any other unpaid amounts due Executive under Company benefit plans or programs, (iv) Executive’s accrued unpaid Annual Incentive Plan Bonus for any prior calendar years during the Term, and (v) any accrued unpaid Annual Incentive Bonus for any AIP Stub Period.

6. Covenants.

(a) Acknowledgment. Executive acknowledges that Executive currently possess or will acquire secret, confidential, or proprietary information or trade secrets concerning the operations, future plans, or business methods of the Company or its affiliates. Executive agrees that the Company would be severely damaged if Executive misused or disclosed this information. To prevent this harm, Executive makes the promises set forth in this Section. Executive acknowledges that the provisions of this Section are reasonable and necessary to protect the legitimate interests of the Company and that any violation of such provisions would result in irreparable injury to the Company. In the event of a violation of the provisions of this Section, Executive further agrees that the Company will, in addition to all other remedies available to it, be entitled to seek equitable relief by way of injunction and any other legal or equitable remedies.

(b) Promise Not to Disclose. Executive will hold in a fiduciary capacity, for the benefit of the Company, all confidential or proprietary information, knowledge and data of the Company which Executive may acquire, learn, obtain or develop during Executive’s employment by the Company. Further, Executive will not, during the term or at any time thereafter, directly or indirectly use, communicate or divulge for Executive’s own benefit or for the benefit of another any such information, knowledge or data other than (i) as required by the Company or (ii) as required by law or as ordered by a court or (iii) with respect to matters that are generally known to the public. Executive makes the same commitments with respect to the secret, confidential or proprietary information, knowledge and data of affiliates, customers, contractors and others with whom the Company has a business relationship or to whom the Company or its affiliates owe a duty of confidentiality. The information covered by this protection includes, but is not limited to, matters of a business or strategic nature such as information about costs and profits, projections, personnel information, reengineering, records, customer lists, contact persons, customer data, software, sales data, possible new business ventures and/or expansion plans or matters of a creative nature, including without limitation, matters regarding ideas of a literary, creative, musical or dramatic nature, or regarding any form of product produced, distributed or acquired by the Company (“Company Information”). Company Information will be considered and kept as the private, proprietary and confidential information of the Company except within the Company as required to perform services, and may not be divulged (A) without the express written authorization of the Company or (B) unless required by law or ordered by a court or (C) unless the Company Information is generally known to the public. Executive further agrees that Executive will neither publicly disclose the terms of this Agreement nor publicly discuss the Company in a manner that tends to portray the Company in an unfavorable light.

(c) Promise Not to Engage in Certain Activities. Executive will not (i) at any time during Executive’s employment with the Company or (ii) in the event Executive’s employment is terminated by Executive without Good Reason (other than as a result of the exercise by Executive of Executive’s Non-Renewal Election) or by the Company for Cause, at any time prior to the first anniversary of the termination of Executive’s employment: be or become (1) interested or engaged in any manner, directly or indirectly, either alone or with any person, firm or corporation now existing or hereafter created, in any business which is or may be competitive with the music subscription, recorded music, record production, music publishing or electronic transmission of music businesses of the Company or its affiliated entities, or (2) directly or indirectly a stockholder or officer, director, agent, consultant or employee of, or in any manner associated with, or aid or abet, or give information or financial assistance to, any such business. The provisions of this Section will not be deemed to prohibit Executive’s purchase or ownership, as a passive investment, of not more than five percent (5%) of the outstanding capital stock of any corporation whose stock is publicly traded.

(d) Promise to Return Property. All records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the Company’s business in whatever form (including electronic) will be returned to the Company upon the termination of Executive’s employment, whether such termination is at Executive’s or the Company’s request.

(e) Promise Not to Solicit. Executive will not during (i) the period of Executive’s employment by the Company, or (ii) the period ending one (1) year after the termination of Executive’s employment with the Company induce or attempt to induce any employees, consultants, contractors or representatives of the Company (or those of any of its affiliates) to stop working for, contracting with or representing the Company or any of its affiliates or to work for, contract with or represent any of the Company’s (or its affiliates’) competitors.

(f) Company Ownership. The results and proceeds of Executive’s services hereunder, including, without limitation, any works of authorship resulting from Executive’s services during Executive’s employment with the Company and/or any of the Company’s affiliates and any works in progress, will be works-made-for hire and the Company will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds will not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company will have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to Executive whatsoever. Executive will, from time to time, as may be requested by the Company, do any and all things which the Company may deem useful or desirable to establish or document the Company’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any rights in the results and proceeds of Executive’s services that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such rights. This Section is subject to and will not be deemed to limit, restrict, or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company being Executive’s employer.

(g) Prior Restrictions. Executive represents that Executive is free to enter into this Agreement and is not restricted in any manner from performing under this Agreement by any prior agreement, commitment, or understanding with any third party. If Executive has acquired confidential or proprietary information in the course of Executive’s prior employment or as a consultant, Executive will fully comply with any duties not to disclose such information then applicable to Executive during his employment.

7. Services Unique. Executive recognizes that Executive’s services hereunder are of a special, unique, unusual, extraordinary and intellectual character, giving them a peculiar value, the loss of which the Company cannot be reasonably or adequately compensated for in damages.

In the event of a breach of this Agreement by Executive (particularly, but, without limitation, with respect to the provisions hereof relating to the exclusivity of Executive’s services), the Company will, in addition to all other remedies available to it, be entitled to seek equitable relief by way of injunction and any other legal or equitable remedies. This provision will not be construed as a waiver of the rights which the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights and remedies will be unrestricted.

8. Notices. All notices under this Agreement shall be in writing and shall be given by courier or other personal delivery or by registered or certified mail at the appropriate address shown below or at a substitute address designated by written notice by the party concerned. Each notice to the Company shall be addressed for the attention of the Chief Executive Officer of Roxio, and a copy of each such notice shall be sent simultaneously to Roxio’s Board. Notices shall be deemed given when mailed or, if personally delivered, when so delivered, except that a notice of change of address shall be effective only from the date of its receipt:

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If to Executive:

Mike Bebel

608 Lawrence Avenue

Westfield, New Jersey

07090

With a copy to:

Grubman Indursky & Schindler, P.C.

152 West 57th Street

New York, New York 10019

Attn: Arthur I. Indursky, Esq.

If to the Company:

Chief Executive Officer

Roxio, Inc.

28 West 44th Street, 6th Floor

New York, NY 10036

With a copy to:

Board of Directors

Roxio, Inc.

28 West 44th Street, 6th Floor

New York, NY 10036

9. Assignment/Indemnification.

(a) This Agreement shall be binding upon and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, Executive’s estate and heirs in the case of any payments due to Executive hereunder). The Company may only assign this Agreement and its rights and obligations hereunder (a) to any entity controlled by, controlling or under common control with the Company, or (b) to any entity which by way of a merger, consolidation or sale of substantially all of its assets becomes a successor to the Company, so long as in the case of either clause (a) or (b) such successor assumes in writing the Company’s obligations hereunder. Executive acknowledges and agrees that all of Executive’s covenants and obligations to the Company, as well as the rights of the Company hereunder, will be enforceable by the Company, its successors and permitted assigns.

(b) To the extent that Executive performs Executive’s duties for the Company in good faith, the Company agrees to indemnify Executive from any and all damages, liabilities, costs and expenses, including legal expenses and reasonable counsel fees, incurred by Executive in connection with any and all claims, actions, suits or proceedings which arise from Executive’s services and/or activities, which are performed within the scope of Executive’s employment, as an officer and/or employee of the Company.

10. Arbitration of Disputes.

(a) Arbitrable Disputes. Executive agrees to use final and binding arbitration to resolve any dispute (an “Arbitrable Dispute”) Executive may have with the Company or any affiliate. This arbitration agreement applies to all matters relating to this Agreement, Executive’s employment with and/or termination from the Company, including disputes about the validity, interpretation, or effect of this Agreement, or alleged violations of it, and further including all claims arising out of any alleged discrimination, harassment, retaliation, including, but not limited to those covered by the New York Human Rights Law, N.Y. Exec. Law Section 296, the 1969 Civil Rights Act, 42 U.S.C. Section 2000e et seq., the Federal Age Discrimination in Employment Act, the Americans With Disabilities Act and the Family and Medical Leave Act of 1993.

(b) Injunctive Relief. Notwithstanding Section 10(a), due to the irreparable harm that would result from an actual or threatened violation of Section 6 that involves disclosure or use of confidential information, trade secrets, or competition with the Company and Sections 2 and 7 that involve exclusivity of Executive’s services with the Company, Executive agrees that the Company may seek an injunction prohibiting Executive from committing such a violation.

(c) The Arbitration. Arbitration will take place in New York, New York before a single experienced employment arbitrator licensed to practice law in New York and selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitrator may not modify or change this Agreement in any way.

(d) Fees and Expenses. Each party will pay the fees of their respective attorneys, the expenses of their witnesses, and any other expenses connected with the arbitration, but all other costs of the arbitration, including the fees of the arbitrator, cost of any record or transcript of the arbitration, administrative fees, and other fees and costs will be paid in equal shares by the Company and Executive.

(e) Exclusive Forum. Arbitration in this manner will be the exclusive forum for any Arbitrable Dispute. Should Executive or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Section, the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys, fees incurred as a result of that breach.

11. Miscellaneous. No provisions of this Agreement may be amended, modified, waived, or discharged except by a written document signed by Executive and a duly authorized officer of the Company. A waiver of any conditions or provisions of this Agreement in a given instance will not be deemed a waiver of such conditions or provisions at any other time. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of New York without regard to its conflicts of law principles. This Agreement will be binding upon, and will inure to the benefit of, Executive and Executive’s estate and the

Company and any successor thereto, but neither this Agreement nor any rights arising under it may be assigned or pledged by Executive.

12. Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute the same instrument.

14. No Effect on Universal Continued Obligations. Nothing in this Agreement is intended to or shall be construed to modify, extinguish or otherwise alter any of the provisions set forth in paragraph 17 of the first amendatory agreement dated as of April 1, 2001, by and between Executive, Universal Music Group, Inc. and Duet GP, all of which provisions shall continue to survive.

15. Entire Agreement. This Agreement sets forth the entire understanding between the Parties; all oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement except: (a) as provided in Section 14 above, and (b) that the terms of any applicable stock option agreement still apply. Except as provided in Section 14 above, all prior employment agreements, understandings and obligations (whether written, oral, express or implied) between the Parties, if any, are terminated as of the effective date of this Agreement and are superseded by this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Employment Agreement as of the date first written above.

“THE COMPANY” Napster, LLC

By:	/S/ WM. CHRISTOPHER GOROG
Name:	Wm. Christopher Gorog
Title:	Chief Executive Officer, Roxio, Inc.—Managing Member

“EXECUTIVE”

/S/ MICHAEL J. BEBEL
MICHAEL J. BEBEL

Company is a majority owned subsidiary of Roxio, Inc. (“Roxio”). Roxio hereby irrevocably and unconditionally guarantees to Executive the full and prompt payment of all amounts which may become due and owing to Executive from Company pursuant to paragraphs 3, 4, 5, 9(b) and 10 of this Agreement (collectively, the “Guaranteed Obligations”). The obligations of Roxio under this guarantee are absolute and unconditional and shall not be impaired by any modification, supplement, extension or amendment of this Agreement, nor by any modification, release or other alteration of the Guaranteed Obligations, and the liability of Roxio shall apply to the Guaranteed Obligations as so altered, modified, supplemented, extended or amended. No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations or any security therefore, including, without limitation, as a result of the bankruptcy, reorganization or insolvency of Company, or pursuant to any assignment for the benefit of creditors, receivership or similar proceeding shall affect, impair or be a defense to the obligations of Roxio under this guarantee, which is a primary obligation of Roxio, and nothing shall discharge or satisfy the liability of Roxio hereunder except the full payment of the Guaranteed Obligations.

ROXIO, INC.

By:	/S/ WM. CHRISTOPHER GOROG
Name:	Wm. Christopher Gorog
Title:	Chief Executive Officer, Roxio, Inc.

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